UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2019

RIGHT ON BRANDS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-55704	45-1994478
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1925 Century Park East Suite 220

LOS ANGELES, CA 90067

(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code: 424-259-3521

Not Applicable

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Material Definitive Agreement

Texas Select Beverage Signs Development and Sales Agreement To Market CBD Products With Right On Brands

Texas Select Beverages has agreed to a development and distribution agreement with Right On Brands, Inc.™ Texas Select also obtained the rights for exclusive distribution of ENDO brands CBD products and Humbly Hemp Products throughout its Texas Select Retail and wholesale distribution network.

Texas Select Beverage has a very strong market presence in the South West and boasts a market reach of 27 states and 2 countries. Distribution of ENDO Brands products and CBD infused teas powered by ENDO labs will create national market presence in the United States virtually overnight. Texas Select and Right on Brands will jointly develop Hemp infused Teas and coffees.

"Texas Select products have been on Major Supermarket and Beverage retailer shelves for over 30 years "This marketing and distribution agreement have opened the door to large nationally based retail store chains who at their discretion can bring in CBD products from a trusted vendor that has been established for many years. We couldn't ask for a better introduction."

Texas Select was founded in 1981 by American Entrepreneur Manny Zelzer and is America’s oldest non-alcoholic beer. Since first produced in downtown San Antonio, TX this faithful brew continues to provide the very best all-natural ingredients. Our premium Non-Alcoholic beer is a light classic lager that pours golden creating soft, rich and complex aromas.

In 2008 the company now operating as Texas Select Beverage Company introduced specialty commercial teas and coffees. Brewing of Texas Select NA was moved to Fort Worth while tea and coffee production remained at their headquarters in Carrollton (Dallas). Expanding product development continues today in numerous categories.

Visit our corporate website at: http://www.tsbevco.com

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned authorized officer.

Right on Brands, Inc.

Date: February 15, 2019	By:	/s/ Dr. Ashok Patel
Dr. Ashok Patel, CEO

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